Exhibit a.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STONECASTLE FINANCIAL CORP.

(Pursuant to Sections 241 and 245 of the

General Corporation Law of the State of Delaware)

The undersigned, George Shilowitz, certifies that he is the sole incorporator of StoneCastle Financial Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1)	The name of the Corporation is StoneCastle Financial Corp. and the original certificate of incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on February 7, 2013.

(2)	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware. The Corporation has not received payment for any of its stock. The Corporation has elected and duly qualified a board of directors, and this Amended and Restated Certificate of Incorporation was adopted by a majority of the directors so elected and qualified.

(3)	The text of the Certificate of Incorporation of the Corporation is amended and restated and reads in its entirety as follows:

ARTICLE I

NAME

Section 1.1. The name of the Corporation is StoneCastle Financial Corp. (hereinafter the “Corporation”).

ARTICLE II

ADDRESS

Section 2.1. The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, ZIP code 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1. The purpose of the Corporation shall be to engage in any act or activity that lawfully may be conducted by a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1. Stock Generally. The total number of shares of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of which the Corporation shall have authority to issue forty million (40,000,000) shares of common stock, each having a par value of one one-thousandth of a dollar ($0.001) (“Common Stock”), and ten million (10,000,000) shares of preferred stock, each having a par value of one one-thousandth of a dollar ($0.001) (“Preferred Stock”).

Section 4.2. Common Stock.

(a) Except as otherwise required by law or this Certificate of Incorporation, holders of record of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters submitted to a vote of stockholders of the Corporation. The holders of Common Stock shall have no cumulative voting rights.

(b) Holders of Common Stock shall be entitled to share ratably (based on the number of shares of Common Stock held by such holder), when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, dividends payable either in cash, in property or in shares of capital stock.

(c) The holders of Common Stock shall have no preemptive, redemption or conversion rights, or any sinking fund rights, except in each case as granted by the Corporation pursuant to written agreements between the Corporation and a holder of Common Stock.

(d) In the event of a dissolution, liquidation or winding up of the affairs of the Corporation (a “Liquidation”), holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive, after payment of all of the liabilities of the Corporation and redemption or other retirement of all of the shares of Preferred Stock, or after money sufficient therefor shall have been set aside, all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Section 4.3. Preferred Stock.

(a) The Board of Directors is expressly authorized to provide for the issuance of all or any of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Any of the foregoing provisions shall be consistent with the requirements of the Investment Company Act of 1940 (the “1940 Act”), to the extent applicable to the Corporation.

(b) Each share of each series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon shall be cumulative. Except as otherwise provided by law or specified in this ARTICLE IV, any series of Preferred Stock may differ from any other series with respect to any one or more of the voting powers, designations, powers, rights, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof.

(c) Before any dividends on any class of stock of the Corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class of stock of the Corporation ranking junior to the Preferred Stock) shall be declared or paid or set apart for payment, the holders of shares of each series of Preferred Stock shall be entitled to such dividends, but only if, when and as declared by the Board of Directors out of funds or property legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, payable on such dates as may be fixed by or under direction of the Board of Directors or a committee thereof.

(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set aside for the holders of shares of any class of stock of the Corporation ranking junior to the Preferred Stock, the holders of the shares of each series of Preferred Stock shall be entitled to receive payment of the amount per share fixed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the shares of such series, plus an amount equal to all dividends accumulated and not yet paid thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. Unless otherwise provided in the relevant certificate of designations, for the purposes of this paragraph (d), the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation or a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.

(e) The term “junior stock,” as used in relation to any series of Preferred Stock, shall mean Common Stock and any other class of stock of the Corporation hereafter authorized which by its terms shall rank junior to such series of Preferred Stock as to dividend rights and as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(f) Before the Corporation shall issue any Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board of Directors shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its president or a vice-president and its corporate seal shall be affixed thereto and attested by its Chief Executive Officer or an assistant secretary and such certificate shall be filed and kept on file at the registered office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.

(g) Any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, shall return to the status of authorized but unissued shares of Preferred Stock, undesignated as to series, unless otherwise provided in any resolution or resolutions of the Board of Directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the requirements referred to in subparagraph 4.3(f) above.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. Management. Except as otherwise provided by this Certificate of Incorporation or the By-Laws of the Corporation, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2. Classification. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the first annual meeting of stockholders following the initial public offering of the Company’s Common Stock; that of Class II shall expire at the second annual meeting of stockholders; and that of Class III shall expire at the third annual meeting of stockholders following the initial public offering of the Company’s Common Stock; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity. Beginning at the first annual meeting following the initial public offering of the Company’s Common Stock and thereafter at each annual meeting, following the initial public offering of the Company’s Common Stock the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if more or less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election and their successors are duly elected and qualified. Any director appointed by the Board of Directors to fill a vacancy of a director that resigns, retires, is removed or otherwise ceases to serve prior to the end of such director’s term in office, shall hold office until the next election of the class for which such director has been chosen, and until that director’s successor has been elected and qualified or until his or her earlier resignation, removal or death.

Section 5.3. Size. The Board of Directors is expressly authorized to establish, increase or reduce (but not below one) the number of directors in accordance with the Corporation’s By-Laws without the consent of the stockholders and to allocate such number of directors among the classes as evenly as practicable.

Section 5.4. Written Ballots. Elections of directors need not be by written ballot unless otherwise provided in the Corporation’s Bylaws.

Section 5.5. Election. Directors shall be elected by a plurality of all votes cast by holders of shares entitled to vote thereon.

Section 5.6. Removal. Any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of a majority of the shares of the Corporation’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Section 5.6.

Section 5.7. Vacancies. Subject to the applicable requirements of the Investment Company Act as amended, and the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, all vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled exclusively by the vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director so appointed shall serve for the remainder of the full term of the directorship in which such vacancy occurred, or of the class of directorship in which such new directorship was created.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.1. General. No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director or officer derived an improper personal benefit. Any repeal or modification of this Section 6.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Section 6.2. Indemnification of Directors and Officers. The Corporation shall have the power, to the maximum extent permitted by the DGCL as in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any person who becomes party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, member or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving.

Section 6.3. Non-Exclusive Right. The rights to indemnification conferred in this ARTICLE VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.4. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE VI to directors and officers of the Corporation.

Section 6.5. Savings Clause. If this ARTICLE VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 6.2 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

Section 6.6. Amendment, Repeal and Modification. Any repeal or modification of this ARTICLE VI shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer or other designated employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VI.

Section 6.7. 1940 Act. Notwithstanding anything in this Certificate of Incorporation to the contrary, for so long as the Corporation is registered or regulated under the 1940 Act, neither this Certificate of Incorporation nor the Bylaws of the Corporation shall limit the liability of, or permit the indemnification of, any director or officer of the Corporation for actions or matters for which such limitation or indemnification would be prohibited by the 1940 Act or by any valid rule, regulation or order of the Securities and Exchange Commission thereunder.

ARTICLE VII

BY-LAWS

Section 7.1. Amendment of By-Laws. The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation. The stockholders of the Corporation shall have the right to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 7.2. Amendment of this Article VII. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this ARTICLE VII.

ARTICLE VIII

STOCKHOLDER ACTION

Section 8.1. No Unanimous Written Consent. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, upon and following the closing of the initial public offering of the Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Section 8.2. Special Meetings. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

Section 8.3. Written Ballot. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

AMENDMENT

Section 9.1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or by this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 5th day of September, 2013.

StoneCastle Financial Corp.

By:	/s/ George Shilowitz
Name:	George Shilowitz
Title:	Sole Incorporator